Exhibit 99.2

NEWS RELEASE	NYSE:LDG

Contact: Phyllis Proffer
925-979-3979

Chairman Emeritus Robert M. Long Retires from

Board of Directors of Longs Drug Stores Corporation

WALNUT CREEK, CA (February 27, 2007) – Longs Drug Stores Corporation (NYSE:LDG) announced today that after 38 years of service on the Board of Directors, Robert M. Long has announced his intention to retire from the Board. His term on the Board of Directors expires this year and he will not stand for re-election at the Annual Stockholders Meeting on May 22, 2007. He is 68 years old.

Bob Long was elected to the Board of Directors in 1968 and was elected President of Longs Drugs in 1975. On February 26, 1991, he was elected Chairman and Chief Executive Officer. The Company had grown to 416 stores generating $3.7 billion in sales by 2000 when he relinquished the Chief Executive Officer title. Bob Long continued to serve on the Board of Directors as Chairman from 2000 to 2003 and afterward as Chairman Emeritus.

“Bob Long has played an instrumental role in the many milestones that Longs Drugs has achieved,” said Warren F. Bryant, Chairman, President and Chief Executive Officer. “We are all very proud that we could open the 500th Longs Drugs and surpass $5 billion in sales before Bob announced his intentions to retire. The Board of Directors and the employees of Longs Drugs extend our deepest appreciation and gratitude for what Bob has contributed to the Company that his father and uncle founded nearly seventy years ago.”

ABOUT THE COMPANY

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 509 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

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